Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Nova LifeStyle, Inc. on Form S-3 [File No. 333-193746, 333-177353, 333-180496 and 333-205768] and Form S-8 [File No. 333-197735] of our report dated March 26, 2015, with respect to our audit of the consolidated financial statements as of December 31, 2014 and for the year ended December 31, 2014, which report is included in this Annual Report on Form 10-K of Nova LifeStyle, Inc. for the year ended December 31, 2015.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
New York, NY
March 28, 2016